[NITTANY FINANCIAL CORP. LETTERHEAD]



FOR IMMEDIATE RELEASE                   FOR FURTHER INFORMATION CONTACT:
---------------------                   --------------------------------
December 31, 2001                       David Z. Richards, Jr., President
                                        (814) 234-7320
                                        Samuel J. Malizia, Chairman of the Board
                                        (814) 466-6625


              NITTANY FINANCIAL CORP. ANNOUNCES 10% STOCK DIVIDEND

         State  College,  Pennsylvania  -- Nittany  Financial  Corp.  (OTC Stock
Symbol: NTNY), parent holding company of Nittany Bank and Nittany Asset Management, Inc., State College, Pennsylvania, announced that the Company's Board of Directors has declared a 10% stock dividend. The Company intends to effect the issuance of the 10% stock dividend on the Company's outstanding common stock, payable on or about January 15, 2002,to stockholders of record as of December 31, 2001.

         Samuel J. Malizia, Chairman of the Board of the Company, stated that "The Board of Directors is very pleased to issue a 10% stock dividend for the second year in a row. The stock dividend will provide our stockholders a return on their investment and is expected to enhance stockholder value." President and CEO of the Company, David Z. Richards, Jr., stated that "The Company's continued growth and profitability warrants the payment of a stock dividend and the Board of Directors will continue to periodically consider payment of additional stock dividends."

         As a result of the Board's action, the outstanding shares of the Company's common stock will increase by approximately 103,000 shares. As of September 30, 2001, the Company currently has total assets, deposits and stockholders' equity of approximately $106.3 million, $88.6 million and $8.2 million, respectively, in only its third year of operations.

         Nittany Bank is the only FDIC-insured financial institution headquartered and operated solely in State College and offers a wide variety of consumer and commercial lending and deposit services, and personal banking services from its three full service offices located at 116 East College Avenue, 1276 North Atherton and 129 Rolling Ridge Drive (Hills Plaza), State College, Pennsylvania. The Nittany Financial Corp. Financial Center and the fourth Nittany Bank office, located near the Nittany Mall at 2541 East College Avenue, is expected to open in January 2002. Deposits at Nittany Bank are insured up to the legal maximum amount by the Federal Deposit Insurance Corporation (FDIC). Nittany Asset Management, Inc. offers alternative investment products and investment management services to customers. The Company's common stock is traded in the OTC Electronic Bulletin Board under the symbol "NTNY".